EXHIBIT 11

                 Citizens Financial Corporation and Subsidiaries
                        Computation of Per Share Earnings
                                   (Unaudited)





Nine Months Ended September 30                           2004           2003
------------------------------------------------- --------------- --------------

Numerator:
   Net Loss                                        $  (836,299)    $ (400,183)


Denominator:
   Weighted average common shares                    1,682,843      1,685,445


Earnings Per Share:
   Net Loss                                            $ (0.50)       $ (0.24)






Three Months Ended September 30                          2004           2003
------------------------------------------------- --------------- --------------

Numerator:
   Net Income                                      $   145,983     $  252,875


Denominator:
   Weighted average common shares                    1,678,124      1,685,228


Earnings Per Share:
   Net Income                                          $  0.09        $  0.15